EXHIBIT 99.1

CONTACT:	Barry Nolan
CEVA, Inc.
Tel: 408.514.2929

Michael Polyviou/Peter Schmidt
Financial Dynamics
Tel: 212.850.5600

CEVA TO FILE FORM 12B-25 WITH THE SECURITIES AND EXCHANGE COMMISSION

San Jose, CA - March 16, 2005 - CEVA, Inc. (NASDAQ: CEVA), the leading licensor of digital signal processor (DSP) cores and communications solutions to the semiconductor industry, announced that it would file tomorrow a Form 12b-25 with the Securities and Exchange Commission (the “SEC”) notifying the SEC that the CEVA Annual Report on Form 10-K for the fiscal year ended December 31, 2004 could not be filed within the prescribed time period.

During the quarter ended December 31, 2004, CEVA entered into a license upgrade agreement with one of its existing customers who is developing wireless and multimedia software solutions around the licensed CEVA DSP core. CEVA recognized as revenue under this agreement $846,000 for the quarter ended December 31, 2004. Separately, in January 2005, CEVA entered into an engineering services agreement with the same party to develop a suite of audio software to support the CEVA’s multimedia solutions licensing business.

In preparing CEVA’s financial statements for the three months and year ended December 31, 2004, management reviewed the license upgrade agreement and services agreement and determined that the agreements were separable and that each reflected the fair value of each element of these agreements. CEVA’s management also contemporaneously reviewed the facts and circumstances of these agreements with CEVA’s independent auditors. Subsequently, in January, CEVA’s Audit Committee reviewed with management and with CEVA’s independent auditors the revenue recognition treatment of the license upgrade agreement for the quarter ended December 31, 2004. Based on this review, CEVA recognized $846,000 of revenue related to this agreement, which was reflected in the CEVA’s operating results for its fourth fiscal quarter and fiscal year ended December 31, 2004 set forth in the press release previously furnished by the Registrant on a Form 8-K dated February 2, 2005.

Subsequently, and in connection with CEVA’s independent auditors final review of the audited financial statements of CEVA to be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, CEVA’s independent auditors informed CEVA on March 9, 2005 that they are now further reviewing the revenue recognition treatment of this license upgrade agreement, and we are currently discussing with our independent auditors whether a portion or all of the revenue recognized in our 2004 fourth fiscal quarter related to this license upgrade agreement, of which $775,000 was paid by year end, should be classified as deferred revenue as at December 31, 2004, and recognized as revenue in future periods.

If all of the revenues are deferred to future periods, CEVA would expect to report revenues for its fiscal year and fourth fiscal quarter ended December 31, 2004 of $37.7 million and $9.2 million, respectively, instead of the $38.5 million and $10.0 million previously set forth in its press release furnished on CEVA’s Form 8-K dated February 2, 2005. In this instance, CEVA also would expect to report a decrease in net income of $466,000 from the amounts previously disclosed from $2.1 million to $1.7 million for the full 2004 fiscal year and from $0.7 million to $0.2 million for the 2004 fourth fiscal quarter. This would result in a decrease in CEVA’s net income per share from $0.11 to $0.09 for the full 2004 fiscal year and from $0.03 to $0.01 for 2004 fourth fiscal quarter.

About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is the leading licensor of DSP cores and integrated multimedia/communications solutions to the semiconductor industry. CEVA licenses a family of programmable DSP cores; associated sub-system platforms; and a portfolio of complete system-solutions in video processing, audio processing, speech processing, GPS location, Serial-ATA (SATA), VoIP and Bluetooth communications. CEVA’s technology was embedded in over 100 million devices in 2004. CEVA was created through the merger of the DSP licensing division of DSP Group and Parthus Technologies. For more information visit www.ceva-dsp.com.

Safe Harbor Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they ever materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward looking statements in this press release include statements concerning expected changes to CEVA’ results of operations, including revenues, net income and net income per share, for its fiscal year and the fourth quarter ended December 31, 2004 if all of the revenues recognized in connection with the license upgrade agreement described in this release. The risks, uncertainties and assumptions referred to above relate to the accounting treatment of revenues derived from the license upgrade agreement described in this release and the ongoing discussions regarding such accounting treatment between CEVA and its independent auditors.